SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of report (Date of earliest event reported): December 8, 1997


                              TAUBMAN CENTERS, INC.
             (Exact Name of Registrant as Specified in its Charter)


                                    MICHIGAN
                 (State or Other Jurisdiction of Incorporation)


             1-11530                                       38-2033632
   (Commission File Number)              (I.R.S. Employer Identification Number)


  200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan
                                                                    48303-0200
  (Address of Principal Executive Office)                           (Zip Code)


                                 (248) 258-6800
              (Registrant's Telephone Number, Including Area Code)


                                      None
          (Former Name or Former Address, if Changed Since Last Report)



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Item 5.           Other matters.

      The following is the text of a press release issued by Taubman Centers, Inc., the managing general partner of The Taubman Realty Group Limited Partnership, on December 8, 1997.



CONTACT:       Christopher J. Tennyson
               (248) 258-7519
               Barbara K. Baker
               (248) 258-7367
               www.taubman.com




Taubman Announces Mall Acquisitions
Miami and Columbus Properties Highlight Year of Growth

      BLOOMFIELD HILLS, Mich., Dec. 8 -- Taubman Centers, Inc. (NYSE:TCO) today announced the acquisition of The Falls shopping center in Miami, Florida and the agreement to purchase The Limited, Inc.'s interest in The Mall at Tuttle Crossing, a Taubman property located in Columbus, Ohio.

      "These transactions crown a year of significant growth in our company's assets," said Robert S. Taubman, president and chief executive officer of Taubman Centers. "During 1997, we have increased our GLA by over 17 percent, completing about $575 million of productive acquisitions, development and expansion activities. At the same time, we've enhanced both the quality of our portfolio and extended our geographic diversity."

      In addition to these acquisitions, Taubman Centers' growth has been driven in 1997 by the opening of The Mall at Tuttle Crossing in Columbus in July, the completion of the expansion at Westfarms (West Hartford, CT) in September, the acquisition of Regency Square shopping center (Richmond, VA) in September, the debut of Arizona Mills (Tempe, AZ) in November, and the opening of the new mall shops at Biltmore (Phoenix, AZ) throughout the year.

The Falls is First Florida Property

      The Falls was purchased from Heitman Capital Management Corp., on behalf of its pension fund clients. The purchase price was $156 million in cash.

      The Falls is an open air, one-level, 824,000 square foot regional center located in affluent Dade County. The center is anchored by Bloomingdale's and Macy's and is well situated to capitalize on both the local area's continued growth as well as greater Miami's strong tourist trade. The mall was originally built in 1980 and was totally redeveloped and expanded in 1996. It is currently 90 percent occupied. The Falls is expected to achieve mall tenant sales this year in excess of $420 per square foot, which is above the 1996 Taubman portfolio average of $365 per square foot -- the highest in the industry. The center's 310,000 square feet of mall tenant space features a strong mix of over 100 specialty stores and restaurants of which over 60 percent are unique to the southern Miami market.

     "The Falls' sales productivity and distinctive market position are consistent with the quality of our properties," said Mr. Taubman. "We expect this acquisition to produce EBITDA of about 8 percent of the acquisition cost in 1998 and to be accretive during its first calendar year. In addition, The Falls is our first property in the growing Florida market."

Tuttle Crossing Transaction

      Taubman's ownership interest in The Mall at Tuttle Crossing is subject to a long-term participating lease with Columbus-based retailer, The Limited, Inc. Taubman will purchase all of The Limited, Inc.'s interests in the lease for $76.3 million in cash and take fee simple title to the underlying land and buildings. The transaction is scheduled to close by year end.

     "The Limited's decision presented an attractive opportunity to increase our investment in this extraordinary shopping center," added Mr. Taubman. "This transaction eliminates our lease payments to The Limited, Inc. and enables us to capture the full growth potential of this dominant asset. We anticipate that the purchase will be slightly accretive in 1998 and significantly more accretive beginning in 1999."

      Anchored by Marshall Field's, Lazarus, JCPenney and Sears, the 980,000 square foot Mall at Tuttle Crossing is located in the affluent northwest quadrant of Columbus at the intersection of I-270 and Tuttle Crossing Boulevard. The center's 389,000 square feet of mall tenant space features such well-known retailers as Ohio's first Golf America, Harold's, and Right Start stores, the newest Abercrombie & Fitch prototype, one of only a dozen Pottery Barn stores with a design studio, a 20,000 square foot Finish Line, and a nearly 30,000 square foot, two-level Eddie Bauer mini department store.

      "While we are pleased with all of this activity, we are continuing to pursue growth opportunities," said Mr. Taubman. "Two additional centers are currently under construction. Great Lakes Crossing (Auburn Hills, MI), a value regional shopping center will open in November, 1998 and MacArthur Center (Norfolk, VA) will open in the Spring of 1999. We anticipate opening, on average, at least one new development project each year while continuing to pursue acquisition opportunities to take full advantage of the consolidation of the industry."

      Taubman Centers' portfolio includes 25 urban and suburban regional and super regional shopping centers in 12 states. The company is headquartered in Bloomfield Hills, Michigan.


                                    #  #  #


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                                   SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                TAUBMAN CENTERS, INC.


Date:   December 8, 1997                        By: /s/ Lisa A. Payne
                                                    ---------------------------
                                                    Lisa A. Payne
                                                    Executive Vice President
                                                    and Chief Financial Officer